Exhibit 10.51

Cambridge, MA
Tel: 617-453-1000
Fax: 617-453-1001
www.infi.com

February 22, 2023

Adelene Perkins

1100 Massachusetts Avenue

Cambridge, MA 02138

Dear Adelene:

As you know, Infinity Pharmaceuticals, Inc. (“Infinity”) is entering into a merger agreement with MEI Pharma, Inc. (“MEI”) by which, if the merger is completed in accordance with its terms, Infinity will become a subsidiary of MEI. References to “Infinity” below include MEI if and after the merger closes. We recognize that your contributions to Infinity in the past have been integral to its success and that your continued involvement with and after the merger will be necessary to facilitate the completion of the merger and are critical to ensuring the success of the merged company.

To incentivize you to remain with Infinity through the closing of the merger (the “Closing”), you will be eligible to receive the payment described in this agreement (the “Agreement”).

(1)

You agree to remain in the employ of Infinity through the Closing. While employed, you agree to continue to devote your full time and best efforts to Infinity. Upon, and in connection with, the Closing, your employment with Infinity will terminate without Cause and you will join the MEI Board of Directors.

(2)

Your employment is and will be at-will. You understand that Infinity retains the right to terminate your services with or without Cause and you retain the right to terminate your services for Infinity at any time. For the purposes of this Agreement and the application of the term elsewhere in this Agreement, “Cause” shall have the meaning set forth in the Infinity Executive Severance Benefits Plan as in effect on the date of this Agreement and without regard to any future amendments thereto (the “Severance Plan”), but with clause (i) of such “Cause” definition replaced with “a good faith finding by the Board of Directors of the Company or its public parent corporation of a knowing and willful failure by the employee to perform the employee’s material duties for the Company in a manner reasonably acceptable to the Company, which failure continues for a period of more than 30 days after notice thereof has been provided to the employee in writing by the Company, setting forth in reasonable detail the nature of such failure.”

(3)

As an incentive for you to remain employed with Infinity through the Closing, you will be eligible to receive a retention bonus (the “Retention Bonus”) in the amount of $250,000, payable in a lump sum in the next payroll whose cutoff date follows the Closing.

(4)	If your employment with Infinity terminates for any reason prior to the Closing, no portion of the Retention Bonus will be paid to you.

(5)

In addition to the Retention Bonus under the terms of Sections 3 and 4 provided above, you will be eligible to receive severance benefits under the Severance Plan (as determined using the terms in effect as of the date of this letter) (the “Severance Benefits”) when Infinity terminates your employment without Cause in connection with the Closing or if Infinity terminates your employment before the Closing for any reason other than for either Cause or disability. The Severance Benefits are subject to the release requirements in Section 6 of the Severance Plan, provided that the Severance Benefits shall be made in a single lump sum rather than in the installments specified in Sections 6 and 7 of the Severance Plan. You will also receive any other benefits under the Severance Plan (including outplacement and benefits continuation) in accordance with the terms of the Severance Plan, with Cause as modified herein.

(6)

All payments described in this Agreement are subject to applicable tax and other withholdings and Section 12 of the Severance Plan (regarding the application of Section 409A of the Internal Revenue Code of 1986, as amended) as though the Retention Bonus were paid under the Severance Plan.

(7)

You acknowledge that this Agreement supersedes any prior agreements or understandings, whether oral or written, between you and either Infinity pertaining to any incentive payments being offered to you in connection with the merger and this Agreement, taken together with the Severance Plan, constitutes the entire agreement between us regarding transaction-related bonuses and severance. You acknowledge that this Agreement may be assigned by Infinity Pharmaceuticals, Inc. to MEI at or after the Closing and, if so assigned, that MEI shall have sole responsibility for satisfying any obligations to you hereunder. You further acknowledge that this Agreement and the payment of the Retention Bonus hereunder is contingent upon the Closing, and this Agreement will terminate and no Retention Bonus will be paid hereunder in the event that the Closing is not consummated.

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On behalf of Infinity Pharmaceuticals, Inc., I thank you for your continued assistance and support. If you have any questions regarding any of the terms of this Agreement, please do not hesitate to contact me. Once you have read and understood the terms of this Agreement, please indicate your Agreement to the terms by signing below.

Very truly yours,

INFINITY PHARMACEUTICALS, INC.

By:	/s/ Norman Selby
Chair of the Compensation Committee

ACCEPTED AND AGREED:

/s/ Adelene Perkins
Adelene Perkins